Exhibit 99.2

USANA Health Sciences, Inc.

Q3 2019 Management Commentary, Results and Outlook

●    Third quarter net sales of $260.6 million
●    Third quarter net earnings of $24.2 million, or $1.09 per diluted share
●    Company narrows 2019 Net Sales and EPS outlook on updated FX outlook for the year

October 22, 2019

Overview

The third quarter of 2019 was a successful quarter for USANA on several fronts.  First, we held our Annual Global Convention in Salt Lake City, where several new products and business incentives were launched and well received.  Additionally, we have seen positive results around the world from product promotions and sales incentives that were offered during the quarter.  We estimate that these promotions and incentives contributed approximately $16 million in sales to the quarter.  Although net sales were down on a year-over-year basis, the foregoing efforts helped us generate modest growth in both net sales and active Customers on a sequential quarter basis.

Currency continued to have an impact on our year-over-year results.  We previously expected currency to be neutral in the back-half of the year, but the U.S. dollar continued to strengthen and negatively impacted third quarter net sales by approximately $6 million.  Further, we now expect currency exchange rates to continue to negatively impact sales in the fourth quarter by an additional $8 million.

Regionally, we are continuing to promote the various initiatives we launched in the U.S. and other markets, on a trial basis, to address the sales decline in the Americas and Europe region.  At our Annual Global Convention, we introduced additional promotions, which are also intended to generate customer growth.  We have also added executive talent to the Americas and Europe region, with our recent hire of Jeannie Price as executive vice president of sales for the Americas and Europe region.  Jeannie is a seasoned direct selling executive with more than 26 years of leadership experience.  She will focus on executing the strategies we have in place and implementing additional initiatives to generate positive results in this region.

While sales in our Asia Pacific Region declined year-over-year, we have seen positive results in certain markets in our North Asia and South East Asia Pacific regions, with South Korea continuing to generate double-digit sales and customer growth.  Although we continue to experience a challenging consumer environment in China, we were pleased to see a strong customer response to a product promotion and sales incentive that we offered in China during the third quarter.  The results generated by these incentives indicate to us that we have the right strategies in place to return China to growth as consumer sentiment improves over time.  Accordingly, we are actively monitoring consumer sentiment toward health products in China, and plan to offer strategically designed and timed promotions to generate momentum in this key market.  We are also hosting our annual China national sales meeting in November, which will once again be attended by nearly ten thousand Associates in Macau.  This event is intended to generate excitement and momentum in China and will offer our Associates a preview of our plans for China in 2020.

In September, the Chinese government initiated a follow-up to the review conducted during the first quarter of this year.  We anticipated this 100-day follow-up review and will cooperate with any requests from the Chinese government throughout this process.  To date, we have not experienced the negative media environment or restrictions on meetings that accompanied the government’s previous review.

Finally, while we continue working to align spending with sales performance and expectations, we will continue making the necessary investments to execute our long-term growth strategies.  The introduction of new products and regular promotions are part of our 2019 strategy and demonstrate our commitment to generating momentum and driving long-term growth in the business across all of our markets.  During the fourth quarter, we will continue to utilize strategic promotional offerings to help generate sales and customer growth around the world, although not at the same level as those offered during the third quarter.

Q3 2019 Results

Third quarter 2019 net sales were $260.6 million, compared with $296.8 million in the prior-year period, or a 12.2% decrease year-over-year.  The strengthening of the U.S. dollar unfavorably impacted net sales by approximately $6.0 million for the quarter.  The Company previously estimated the impact from currency to be neutral for the second half of the year.  The Company’s total number of active Customers at the end of the third quarter was 558,000, compared to 615,000 in the prior-year period.

Third quarter net earnings were $24.2 million, or $1.09 per diluted share, compared with $31.0 million, or $1.24 per share during the prior-year period.

Share Repurchase Program Update

The Company repurchased approximately 1.4 million shares of common stock for $92.4 million and reported weighted average diluted shares of 22.2 million for the quarter.  The Company continues to have a strong balance sheet with no debt and $182.7 million in cash and cash equivalents.  As of September 28, 2019, there was $30.0 million remaining under the current share repurchase authorization.

Quarterly Income Statement Discussion

Gross margins decreased 80 basis points from the prior year to 81.7% of net sales.  This decrease can be attributed primarily to: (i) product promotions offered during the quarter, (ii) unfavorable currency exchange rates, (iii) leverage lost on fixed period costs due to lower net sales, and (iv) lower sales in China, which has better overall gross margins compared to other markets.

Associate Incentives decreased 130 basis points from the prior year to 42.6% of net sales.  The decrease in Associate Incentives can primarily be attributed to lower sales in markets where Associate incentives run at a higher rate compared to other markets.

Selling, General and Administrative Expense were up 210 basis points from the prior year to 25.4% of net sales.  This increase in relative SG&A expense is largely due to lower year-over-year sales.  In absolute terms, SG&A expense decreased $2.6 million compared to the prior year.

The effective tax rate improved to 32.5% compared to 33.3% in the prior year quarter.  This improvement is due primarily to favorable movements in foreign tax credits and tax return true-up adjustments.

Regional Financial Results

Asia Pacific Region: Q3 2019 Net sales of $208.6 million; 80.0% of Consolidated Net Sales

Net Sales in the Asia Pacific region decreased 12.9% year-over-year (a decrease of 10.7% on a constant currency basis).  The number of active Customers in the region decreased by 10.1% year-over-year.

Greater China: Net sales in Greater China decreased 18.6% year-over-year, or a 16.4% decline on a constant-currency basis.  The number of active Customers in the Greater China region decreased 17.3% year-over-year.  In mainland China, local currency sales decreased 17.8% while the number of active Customers decreased 18.9%.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region decreased 7.6% year-over-year.  On a constant-currency basis, this region decreased 6.8% during the quarter.  The number of active Customers in Southeast Asia Pacific decreased 2.6% compared to the prior-year period.  The decrease in net sales on a constant-currency basis was driven primarily by results in Australia, New Zealand, and Singapore.

North Asia: Net sales in North Asia increased 17.1% year-over-year, or an increase of 24.3% on a constant-currency basis.  This growth was driven by 29.7% active Customer growth in South Korea, where local currency net sales increased by 26.4% year-over-year.

Americas and Europe Region: Q3 2019 Net Sales of $52.0 million, 20.0% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 9.0%, while the number of active Customers decreased 6.1%.  During 2019, we have introduced a variety of new initiatives on a trial basis in the U.S.  These initiatives, which are designed to generate customer growth, have been introduced incrementally and we expect that it will take time for our sales force to fully adopt these initiatives.  We have now introduced similar trial initiatives in various other markets in the Americas and Europe region.

Outlook

We have narrowed our consolidated net sales and earnings per share outlook for fiscal year 2019 as follows:
●	Consolidated net sales between $1.030 billion and $1.045 billion, previously between $1.020 and $1.060 billion; and
●	Earnings per share between $3.90 and $4.05, previously between $3.70 and $4.10.

Our outlook for the full year reflects:
●	An estimated operating margin of between 12.7% and 12.9%;
●	An effective tax rate of approximately 33.5%;
●	An annualized diluted share count of approximately 22.8 million; and
●	An unfavorable impact on net sales of approximately $39 million related to a stronger U.S. dollar, which was previously estimated at $25 million.

Our growth strategies remain unchanged and include (i) enhancing technology and the USANA customer experience; (ii) continued product innovation; (iii) growing our existing markets; and (iv) pursuing business development opportunities. During the fourth quarter, we will also continue to utilize strategic promotional offerings to help generate customer growth around the world.

Kevin Guest	Douglas Hekking
CEO	CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China following the Chinese government’s 100-day review of the health product and direct selling industries; continued negative media coverage in China following the Chinese government’s 100-day review of these industries; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and marketing activities; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

 Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com
Media contact:	Dan Macuga
Public Relations
801-954-7280

6